Exhibit 99.1
For Immediate Release
Doral Financial announces that the FDIC lifted the Cease and Desist Order with Doral Bank Puerto Rico
January 17, 2008—Doral Financial Corporation (NYSE: DRL), a diversified financial services company, today announced that the Federal Deposit Insurance Corporation (FDIC) terminated the Order to Cease and Desist with its principal banking subsidiary, Doral Bank Puerto Rico. The order, dated March 16, 2006, related to financial safety and soundness and was put in place as a result of the announcement in April 2005 of the need to restate its financial statements for the period from 2000 to 2004.
“We are delighted with the release of the order. It represents an important step forward for our institution and recognizes the financial strength that has been created over the past year. However, much work remains to be done to improve our regulatory compliance overall. This is a key area of focus for us and continues to have management’s undivided attention.” said Glen R. Wakeman, President and Chief Executive Officer of Doral Financial Corporation.
After the restatement of its financial statements for the period from 2000 to 2004 and recapitalization of the Company in July 2007, Doral Financial’s highly-skilled teams have been committed to transforming the Company by further developing talent, creating a culture of compliance, maximizing the use of technology, increasing efficiencies, establishing new delivery channels, launching new products, and implementing cross selling programs.
Forward Looking Statements
This press release contains forward-looking statements. In addition, Doral Financial may make forward-looking statements in its press releases or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others. These “forward-looking statements” are identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions.
Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	the relative strength or weakness of the Puerto Rico and the United States economies;

•	changes in interest rates and the potential impact of such changes in interest rates on Doral Financial’s net interest income;

•	the performance of U.S. capital markets;

•	the fiscal and monetary policy of the federal government and its agencies;

•	the relative strength or weakness of the real estate markets and of the consumer or commercial credit sectors and its impact in the credit quality of Doral Financial’s loans and other assets;

•	Doral Financial’s ability to derive sufficient income to realize the benefit of its deferred tax assets;

•	potential adverse development from ongoing enforcement actions by bank regulatory agencies;

•	risks arising from material weaknesses in Doral Financial’s internal control over financial reporting; and

•	developments in the regulatory and legal environment for financial services companies in Puerto Rico and the United States.
Doral Financial does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.
Investors should carefully consider these factors and the risk factors outlined under Item 1A, Risk Factors, in Doral Financial’s 2006 Annual Report on Form 10-K.

CONTACTS:	Lucienne Gigante Tel: 787 474 6711